Exhibit 99.1
NGP Capital Resources Company
Realizes Gain from Portfolio Company Transaction

Houston (PR NEWSWIRE) - July 24, 2008 - NGP Capital Resources Company (NASDAQ: NGPC) today announced the partial realization of its investments in Resaca Exploitation, Inc. (LSE AIM: RSOX).

In connection with Resaca’s $105.5 million initial public offering of ordinary shares on the Alternative Investment Market of the London Stock Exchange, NGPC converted its Senior Subordinated Secured Convertible Term Loan into ordinary shares of Resaca and sold 1.554 million of those shares in the offering for gross proceeds of $4 million. NGPC continues to hold 6.8 million shares or approximately 6.9% of Resaca’s fully diluted ordinary shares having a gross value of $17.7 million based on the closing price of Resaca’s ordinary shares on July 23, 2008.

Immediately following the offering, Resaca repaid its Senior Secured Tranche B Term Loan in full and repurchased overriding royalty interests held by NGPC. NGPC has become Resaca’s sole lender, providing a $70 million Senior Secured Multiple-Advance Term Loan. At present, approximately $22 million is outstanding under this facility.

The sale of the shares and the overriding royalty interest generated gross proceeds of $6.8 million for NGPC and resulted in realized capital gains of approximately $6.0 million, which will be recognized in the 3rd quarter of this year.

John Homier, President and Chief Executive Officer of NGPC, commented, “Our investment in Resaca is a great example of NGPC’s long-term, total return investment strategy. We have enjoyed our partnership with the Resaca team and want to express our appreciation to the management and employees of Resaca for having had the opportunity to work closely with them.”

Since NGPC’s IPO in November 2004, it has received over $279 million from the full or partial sale of investments in portfolio companies. Following the Resaca transactions and additional funding on other investments, NGPC has committed and made available approximately $389 million to eighteen portfolio companies, of which approximately $323 million is currently outstanding.

About NGP Capital Resources Company
NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management.  NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $9.3 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (the “SEC”).

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com), or Dan Schockling (dschockling@ngpcrc.com), 713-752-0062.

INVESTOR RELATIONS CONTACT: Steve Gardner (investor_relations@ngpcrc.com), 713-752-0062.